As filed with the Securities and Exchange Commission on May 14, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Invitation Homes Inc.

(Exact name of registrant as specified in its charter)

Maryland	90-0939055
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5420 LBJ Freeway, Suite 600

Dallas, Texas 75240

(Address of Principal Executive Offices)(Zip Code)

Invitation Homes Inc. 2026 Omnibus Incentive Plan

(Full title of the plan)

Mark A. Solls

Executive Vice President, Chief Legal Officer and Secretary

Invitation Homes Inc.

5420 LBJ Freeway, Suite 600

Dallas, TX 75240

(Name and address of agent for service)

(972) 421-3600

(Telephone number, including area code, of agent for service)

With copies to:

Joshua Ford Bonnie

William R. Golden III

Simpson Thacher & Bartlett LLP

900 G Street NW

Washington, D.C. 20001

Telephone: (202) 636-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On May 7, 2026 (the “Effective Date”), the stockholders of Invitation Homes Inc. (the “Registrant”) approved the Invitation Homes Inc. 2026 Omnibus Incentive Plan (the “2026 Plan”). The purpose of this registration statement on Form S-8 (the “Registration Statement”) is to register the offer and sale of 19,733,516 shares of the Registrant’s common stock, par value $0.01 per share (the “common stock”), consisting of (i) 18,793,516 shares of common stock authorized under the 2026 Plan (based on 17,500,000 newly authorized shares plus 1,293,516 shares that were available for issuance under the Invitation Homes Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”) and became available for issuance under the 2026 Plan) and (ii) 940,000 shares of common stock that may become available for issuance as a result of outstanding awards under the 2026 Plan and the 2017 Plan that are cancelled, forfeited, terminated, settled in cash, or otherwise settled without delivery pursuant to the terms of the 2026 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Invitation Homes Inc. 2026 Omnibus Incentive Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December  31, 2025;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026;

(c) The Registrant’s Current Reports on Form 8-K, filed on January  2, 2026, March  5, 2026 and May 8, 2026; and

(d) The Registrant’s Registration Statement on Form 8-A (File No. 001-38004) filed on February  1, 2017, relating to the Registrant’s Common Stock, as updated by Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and including all other amendments and reports filed for the purpose of updating such description.

All reports and other documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (other than documents and information furnished and not filed in accordance with Commission rules, including any corresponding exhibits thereto, unless expressly stated otherwise therein) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a corporation to include a provision in its charter eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Registrant’s charter contains a provision that eliminates its directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a corporation (unless its charter were to provide otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or threatened to be made a party or witness by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Maryland law prohibits a corporation from indemnifying a director or officer who has been adjudged liable in a suit by the corporation or on its behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by a corporation or on its behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

The Registrant’s charter authorizes it, and the Registrant’s bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify any individual who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service:

•	as the Registrant’s director or officer; or

•

while a director or officer and at the Registrant’s request, as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, in each case, from and against any claim or liability to which he or she may become subject or that he or she may incur by reason of his or her service in any of these capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Registrant’s charter and bylaws also permit it to indemnify and advance expenses to any individual who served any of its predecessors in any of the capacities described above and any employee or agent of the Registrant or any of its predecessors.

The Registrant is a party to indemnification agreements with its directors and executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Maryland law and the Registrant’s charter against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

In addition, the Registrant’s directors and officers are indemnified for specified liabilities and expenses pursuant to the organizational documents of certain of its subsidiaries.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Charter of Invitation Homes Inc., dated as of February 6, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 6, 2017).

4.2	Amended and Restated Bylaws of Invitation Homes Inc., dated as of May 17, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 18, 2023).

4.3	Invitation Homes Inc. 2026 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 8, 2026).

5.1	Opinion of Venable LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Venable LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages to this Registration Statement).

107	Filing Fee Table.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, state of Texas, on the fourteenth day of May, 2026.

Invitation Homes Inc.

By:	/s/ Dallas B. Tanner
	Name:	Dallas B. Tanner
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Dallas B. Tanner, Jonathan S. Olsen and Mark A. Solls, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on May 14, 2026.

Signature	Title

/s/ Dallas B. Tanner	President, Chief Executive Officer and Director (Principal Executive Officer)
Dallas B. Tanner

/s/ Jonathan S. Olsen	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Jonathan S. Olsen

/s/ Kimberly K. Norrell	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)
Kimberly K. Norrell

/s/ Michael D. Fascitelli	Chairman and Director
Michael D. Fascitelli

/s/ Jana C. Barbe	Director
Jana C. Barbe

/s/ H. Wyman Howard III	Director
H. Wyman Howard III

/s/ Jeffrey E. Kelter	Director
Jeffrey E. Kelter

/s/ Kellyn Smith Kenny	Director
Kellyn Smith Kenny

/s/ Joseph D. Margolis	Director
Joseph D. Margolis

/s/ Frances Aldrich Sevilla-Sacasa	Director
Frances Aldrich Sevilla-Sacasa

/s/ Keith D. Taylor	Director
Keith D. Taylor